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                 GATEWAY ENERGY CORPORATION AND SUBSIDIARIES
                                  EXHIBIT 21
                                 SUBSIDIARIES




         COMPANY                        STATE         PERCENT OWNED
         -------                        -----         -------------
Gateway Pipeline Company                Texas             100%

Gateway Offshore Pipeline Company       Nebraska          100%

Gateway Energy Marketing Company        Louisiana         100%

Gateway Processing Company              Texas             100%

Fort Cobb Fuel Authority, L.L.C.        Oklahoma          100%

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